UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2012

AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 Maiden Lane

New York, New York 10038

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 770-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

American International Group, Inc., and Subsidiaries

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Sale of AIA Group Limited Ordinary Shares

On March 7, 2012, American International Group, Inc. (AIG) completed the sale of 1.72 billion ordinary shares of AIA Group Limited (AIA) by means of a placement to certain institutional investors for gross cash proceeds of approximately $6 billion. As a result of the sale, AIG’s retained interest in AIA decreased from approximately 33 percent to approximately 19 percent. At March 7, 2012, after giving effect to the sale, the fair value of AIG’s retained interest in AIA was approximately $7.8 billion. Under the terms of the sale, AIG is restricted from selling any of its remaining ordinary shares of AIA until September 4, 2012, subject to customary exceptions. Pro forma financial information with respect to the sale is provided in Item 9.01 of this Current Report on Form 8-K.

American International Group, Inc., and Subsidiaries

Item 9.01.	Financial Statements and Exhibits.

(b) Pro Forma Financial Information

The following unaudited pro forma financial information for American International Group, Inc. (AIG) gives effect to the sale of 1.72 billion ordinary shares of AIA Group Limited (AIA) as if the sale had been completed on January 1, 2011 or December 31, 2011 and net proceeds were used to partially pay down the preferred interests in the special purpose vehicle established to hold the AIA shares as of those dates (the Pro Forma Effects). These Pro Forma Effects were prepared from available information and management estimates in accordance with the requirements of the Securities and Exchange Commission and do not purport to be indicative of the actual effects that would have been experienced by AIG for any period or as of such dates, nor are they necessarily indicative of future results.

This information should be read in conjunction with the historical financial statements and notes thereto of AIG included in the Annual Report on Form 10-K for the year ended December 31, 2011 filed on February 23, 2012 and Amendment No. 1 on Form 10-K/A filed on February 27, 2012. The details of the March 7, 2012 transaction are provided in Item 2.01 of this Current Report on Form 8-K.

Assuming the sale of 1.72 billion ordinary shares of AIA had been completed on January 1, 2011 at the fair value then in effect, the Pro Forma Effects on the Consolidated Statement of Operations for the year ended December 31, 2011 would be:

•

A decrease in “Net income” of approximately $476 million due to fair value appreciation that would not have been realized from the AIA ordinary shares sold, transaction fees that would have been incurred in connection with the sale, and the effect of income taxes.

•

A decrease in “Total net income from continuing operations attributable to noncontrolling interests” of approximately $248 million due to the decline in preferred return that would have been realized by the noncontrolling interest in 2011 in connection with the lower outstanding preferred interest balance.

•

A decrease in “Net income attributable to AIG” of approximately $228 million, or approximately $0.13 per basic and diluted share, due to the decline in “Net income” partially offset by the decline in “Total net income from continuing operations attributable to noncontrolling interests” noted above.

Assuming the sale of 1.72 billion ordinary shares of AIA had been completed on December 31, 2011 at the fair value then in effect, the Pro Forma Effects on the Consolidated Balance Sheet would be:

•	A decrease in “Other invested assets” of approximately $5.4 billion.

•

A corresponding decrease in “Nonvoting, callable, junior preferred interests held by Department of the Treasury” of $5.3 billion, reflecting the application of proceeds from the sale of AIA ordinary shares, partially reduced by transaction costs incurred in connection with the sale.

•	A decline in “Retained earnings” of approximately $44 million due to the transaction costs incurred in connection with the sale, net of tax.

American International Group, Inc., and Subsidiaries

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

American International Group, Inc. (Registrant)

Date: March 13, 2012	By:	/s/ Kathleen E. Shannon
		Name: Title:	Kathleen E. Shannon Senior Vice President and Deputy General Counsel